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                                                                    EXHIBIT 10.8



Paul Bialek                                                      May 14, 1998

Dear Paul:

As you know, I am extremely pleased to offer you employment at RealNetworks (RN) as Senior Vice President, Finance and Operations and Chief Financial Officer.

This offer is for a full-time, exempt, regular position with RN. Your responsibilities will be as directed by RN. Your salary will be $150,000 annually, payable semi-monthly. You will receive RN's standard benefits including coverage by a medical, dental, prescription and long and short term disability insurance plan selected by RN and as may be amended or terminated, and those benefits required by law.

You will also earn equity in RN under the terms of RN's employee stock option plan. Upon the start of your employment, you will be eligible for options on 150,000 shares. Your stock options will be granted on the Friday following the first day of your employment. The exercise price of the stock options granted to you shall be equal to the fair market value of the Company's Common Stock on the date of the option grant. Fair market value shall equal the last sales price for shares of the Company's Common Stock on the date the option is granted as reported by the NASDAQ National Market, subject to the vesting rules and all other provisions contained in the plan. As agreed, we will modify the standard RN vesting schedule to include additional provisions in the event of a Corporate Transaction.

You will also receive 10 paid holidays per year on a schedule to be determined by RN. You will also receive 10 paid vacation days per year, earned at the rate of .83 days for each month worked. After January 1st of each year, you are eligible to take the full annual vacation benefit to be earned in that year, provided it is scheduled in advance with your manager. You are allowed to accrue up to twenty days of vacation time. At that point you will stop accruing vacation time until you have begun to utilize your earned time.

You will also earn .83 days of sick days for each month worked. You are also eligible, as of January 1st, should your ill health require it, to take the full sick day benefit to be earned in that year. Sick days earned but not taken cannot be carried over into a new calendar year. Should your employment with RealNetworks end, your final paycheck will be adjusted to account for any positive or negative vacation day balance and for any sick days taken but not earned.

If you are currently employed by or providing services to any other entity, whether as a full-time, part-time or temporary employee or consultant, you agree to advise us prior to your employment with RN.


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Our employment relationship will be terminable at will, which means that either you or RN may terminate your employment at any time and for any reason or no reason.

This offer is contingent on your providing evidence of employability as required by federal law and signing RN's Employee Development and Confidentiality Agreement and the Non-Compete Agreement, both attached hereto. Please call us if you have questions about these agreements.

We are excited about the prospect of you joining RealNetworks and look forward to working with you.

This offer is valid until May 20, 1998 and your start date will be determined at a later date.


Sincerely,

/s/ Rob Glaser

Rob Glaser
Chairman & CEO
RealNetworks, Inc.


I have read and agree to the above terms of employment, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.


Paul Bialek:

/s/ Paul Bialek

Date: May 14, 1998
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